EXHIBIT 4.40

Purchase and Sale Agreement

This Agreement is entered into by and between:

(1) Hoshin GigaMedia Center Inc. (hereinafter “Seller”)

(2) Webs-TV Digital International Corp. (hereinafter “Buyer”)

WHEREAS, Seller agrees to transfer to Buyer Seller’s operation of the “Gigigaga Internet Website” (see Attachment 1 for the Internet address), as well as ownership and all intellectual property rights in the data bank. Both parties, in accordance with the principles of mutual trust and benefit, agree to conclude the following articles (“Articles”) and jointly abide by them:

Article 1: Subject of the Agreement

Section 1: Subject of the Transfer

1.	The Seller agrees to transfer to the Buyer all of its ownership rights and all the intellectual property rights that the Seller possesses (see Attachment 2), and any other rights incident to intellectual properties in the Gigigaga Internet Website. The subject of the transfer includes the following information:

(1)	the website’s name and address (see Attachment 1);

(2)	the writings, referring to works, scripts, essays, poems, book works, commentaries, advertisements, catalogues, product explanations, market information, documents, internet website organized support form, and works expressed by any characters, numbers or symbols;

(3)	information, referring to an individual’s information, for example: name, address, also including numbers, price details, etc.

(4)	data bank;

(5)	characters, referring to man-made manufactured characters;

(6)	music;

(7)	pictures and non-moving pictures;

(8)	moving pictures and portraits and other audio-visual works;

(9)	computer programs and other original codes;

(10)	the Gigigaga mark and design (see Attachment 3); and

(11)	all other works that can be protected by copyright that the Seller possesses in the Gigigaga Internet Website.

With respect to the subject of the transfer that is copyrighted, Buyer has the right to change or to make derivative works and the right to choose whether or not to include the author’s name.

2.	For hardware and matching software equipment, see Attachment 4.

3.	Gigigaga Internet Website members and users’ individual information: those Gigigaga’s Internet Website members or users who were notified by Seller, or who before June 29, 2005 expressed agreement or did not object.

4.	Except for the logos and designs listed in Attachment 3, the subject of the transfer does not include Seller’s other labels, logos or designs. With respect to Seller’s other labels, logos or designs which have been stored in the subject of the transfer, Seller agrees to vest the right in Buyer to continue using them in the original way within the scope of the original intention, unless both parties agree in writing or Seller notifies Buyer to stop using them.

Section 2: Subject of Authorization

Prior to 30 June 2005, Seller shall notify those websites that were originally linked to the Gigigaga Internet Website whether they would agree, upon conclusion of this Agreement, to continue to be linked to the Gigigaga Internet Website.

Article 2: Subject of Purchase and Sale; Price and Payment Terms

Section 1: Price

(1)	Buyer agrees to pay Seller NT$19,000,000 (including tax) in exchange for all the subject of the transfer other than the subject set forth in Paragraph 2, Section 1 of Article 1.

(2)	Buyer agrees to pay Seller NT$2,000,000 (including tax) in exchange for the subject of the transfer set forth in Paragraph 2, Section 1, Article 1.

The total price for the preceding two paragraphs is NT$21,000,000.

Section 2: Payment schedule. Both parties agree to conclude and sign this Agreement within 5 days. Buyer shall pay Seller in cash in the amount of NT$3,000,000 as well as six checks each with a face value of NT$3,000,000, in exchange for the subject of Section 1 of this Article. Both parties agree to complete payment within 24 months of concluding and signing of this agreement:

First Term: Buyer shall pay NT$3,000,000 (including tax) on the date of signing the agreement for settlement of the purchase price of the first term.

Second Term: Buyer shall pay NT$3,000,000 (including tax) on 1 December 2005 for settlement of the purchase price of the second term.

Third Term: Buyer shall pay NT$3,000,000 (including tax) on 1 May 2006 for settlement of the purchase price of the third term.

Fourth Term: Buyer shall pay NT$3,000,000 (including tax) on 1 September 2006 for settlement of the purchase price of the fourth term.

Fifth Term: Buyer shall pay NT$3,000,000 (including tax) on 1 December 2006 for settlement of the purchase price of the fifth term.

Sixth Term: Buyer shall pay NT$3,000,000 (including tax) on 1 March 2007 for settlement of the purchase price of the sixth term.

Seventh Term: Buyer shall pay NT$3,000,000 (including tax) on 1 July 2007 for settlement of the purchase price of the seventh term.

Article 3: Delivery Schedule

Section 1: Seller should systematically deliver the subject of the transfer to the Buyer within one month starting from 30 June 2005.

Section 2: After payment of the price of the First Term according to the provisions set forth in Section 2, Article 2 of this Agreement, Seller shall, at its own expenses, follow Buyer’s instructions to transfer hardware and software listed in Attachment 4 and to deploy human resources in related coordinated efforts. Seller shall follow Buyer’s instructions and supply not more than 500 hours of education and training sessions, in order that Buyer can easily operate the Internet website.

Section 3: The transfer time of the members’ and users’ information is 30 June 2005.

Section 4: If it is necessary to apply to relevant authorities for a change in the subject of the transfer, Seller should properly prepare relevant forms in collaborating with Buyer for the application, and pay off all expenses owed with respect to enrollment or registration fees before 30 June 2005.

Article 4: Gigigaga Internet Website Bandwidth Usage Rewards

Section 1: Buyer agrees, for 10 years starting from the first day of the first month following 6 months after the date this Agreement goes into effect, to share the income from the Gigigaga Internet Website with Seller. Buyer agrees to determine the distribution of income on a monthly basis, and Buyer agrees, for the determined time period as set out in the preceding sentence that for the first five (5) years, in accordance with Article 6 of this Agreement, as a reward for using Seller’s bandwidth, 10% of the total net income of Gigigaga Internet Website members and their accumulated expenditures will be included when calculating the reward for Seller; this reward will be adjusted to 15% starting year 6 (six).

Section 2: All related costs listed in this Agreement shall be deemed to include tax.

Article 5. Gigigaga Internet Website Usage Rewards and Accounts Affairs

Section 1: Seller and Buyer shall complete verification of the rewards from the previous month’s usage of bandwidth/frequency by the 5th day of each month, and Seller shall issue receipt on the 15th of the month and deliver to Buyer as invoice. Buyer shall within 30 days upon receipt of the invoice, issue a 90-day check to Seller.

Section 2: Buyer agrees to construct an accounting system interface for Seller to verify Gigigaga Internet Website’s bandwidth/frequency usage rewards.

Article 6. Management of Gigigaga Internet Website Bandwidth

and Collocated Equipment Racks

Buyer guarantees that all related services from Gigigaga Internet Website, including all services under this Agreement and any relevant bandwidth/frequency or equipment rack businesses as required by subsequent addition of services, to the extent allowed by technology, shall designate Seller as the sole supplier, in accordance with Article 4’s specified cooperation period, and Buyer shall not allow other users access to Seller’s bandwidth flow through Buyer.

Article 7. Entrustment of Management

Buyer agree that Seller will be entrusted to permanently manage for free with respect to the Gigigaga Internet Website’s private user web space, email and online photo album (see Attachment 5 for the internet address). Only Buyer may also operate related businesses. Seller shall retain all income derived from the management of services stated in this Article.

Article 8. Business Cooperation

Section 1: Buyer shall guarantee to Seller within 2 years from 1 September 2005 to lease from Seller the bandwidth of 100MBPs or more (including 100MBPs) on a monthly basis for purposes of its Internet business. Even if 100MBPs is not achieved, Buyer would still pay Seller the user fee for the 100MBPs bandwidth.

Section 2: Buyer and Seller agree that the quality of the 100MBPs should be set according to the criteria established under the Service Level Agreement provided by New Century InfoComm Co., Ltd. to Buyer in April of 2005. The user fee agreed by Buyer and Seller according to the above clause shall be negotiated once a year.

Article 9. Advertising

Buyer agrees, within 5 years after the Agreement is executed, to provide at the minimum NT $30,000,000 for displaying advertisements on the Gigigaga Internet Website as well as providing advertisements for Seller’s designated trademark, logos or designs.

Article 10. Marketing Cooperation

Seller and Buyer agree, upon execution of this Agreement and the other Party’s request, to provide assistance in facilitating the other Party’s undertaking of product and service marketing with each Party’s respective members, including Gigigaga’s members.

Article 11. Non-compete Clause

Section 1: Seller agrees, upon the date of execution of the Agreement, to deliver systematically the subject of the transfer to Buyer in accordance with the delivery schedule under Article 3. Subsequent to delivery of the subject of the transfer, Seller may not retain any subject of the transfer under Article 1 in any other website. If Seller violates the above clause, Seller is responsible for obviating any legal disputes arising therefrom and shall not cause any damages to Buyer’s interests.

Section 2: Seller agrees, within ten (10) years after the execution of this Agreement, not to operate any website having the same or similar subjects covered by this Agreement. If after ten (10) years Seller intends to operate a website having the same or similar subjects as those covered by this Agreement, Buyer has the right of first refusal to cooperate with Seller, thereby Seller shall notify Buyer of its plan to operate a website of same or similar subjects in order to confirm whether Buyer is willing to cooperate with Seller; unless Buyer refuses to cooperate or fails to respond within the specified period, Seller may not cooperate with a third party or operate on its own.

Section 3: Seller agrees upon execution of the Agreement not to employ any means to instigate or induce any members or users of the Gigigaga Internet Website who have agreed to the transfer in accordance with this Agreement, to stop using the Gigigaga Internet Website. Buyer agrees not to employ any means to instigate or induce Seller members to stop using Seller’s broadband Internet access services.

Article 12. Confidentiality

Seller and Buyer must keep confidential any information about the existence and terms of this Agreement or any information (including any business/trade secrets) obtained under or pursuant to this Agreement and must not disclose such information to any third party unless for any other purpose unless otherwise disclosed in accordance with applicable laws or under the order of competent authorities.

Article 13. Representations and Warranties

Section 1: Seller and Buyer have the requisite legal power and authority to enter into this Agreement. Seller shall guarantee that any assignment pursuant to the Agreement shall not infringe the intellectual property or other rights of any third party. If a third party claims that its rights have been infringed due to an assignment or authorization based on the Agreement, Seller shall indemnify Buyer, its manager and employees all direct losses or necessary costs incurred arising from Seller’s negligent or willful conduct. Seller should cooperate and provide relevant information during litigation and/or governmental investigation.

Section 2: Seller agrees and understands that Buyer only obtained the ownership to the website and all of Seller’s intellectual property as well as other relevant information. In addition, unless otherwise confirmed in writing by both parties, Buyer shall not bear any debts or obligations incurred by Seller during its operation period. Seller shall be responsible for paying off all such liabilities.

Section 3: Buyer agrees to continue to provide services to the Gigigaga Internet Website members or other users who have already paid or whose preferential treatment period has not yet expired. Buyer shall be paid by Seller for rendering the above mentioned services.

Section 4: Buyer shall guarantee not to damage Seller’s trademark and not to maliciously hurt or attack Seller’s business reputation.

Section 5: After this Agreement comes into force, if either Party to the Agreement receives notice from governmental authorities, judicial authorities or relevant beneficiaries claiming that the Gigigaga Internet Website members or users have uploaded illegal files or that which infringe on other people’s rights, the Party should immediately notify the other Party, and Buyer shall take appropriate measures to remedy the situation within 3 business days of receiving notice from Seller, competent authorities, judicial authorities and/or related beneficiaries. If Seller or its manager and employees incur direct damages due to Buyer’s failure to comply with this Article, Buyer shall be liable for such damages.

Section 6: Buyer guarantees that prior to Seller’s termination of operations pursuant to Article 7 of this Agreement, it shall not terminate the operation of the Gigigaga Internet Website.

Article 14. Limitation of Liabilities

Unless otherwise provided in this Agreement, Seller shall bear all liabilities incurred as a result of its operations of the subjects covered by this Agreement under Article 1 before 30 June 2005. If Seller fails to perform its obligations and thereby is liable for any damages, Seller shall bear all responsibility resulting therefrom. Starting 1 July 2005, Buyer shall bear all liabilities incurred as a result of its operations of the subjects covered by this Agreement under Article 1.

Article 15. Cancellation and Termination

The Agreement shall be terminated upon the occurrence of any of the following:

Section 1: If any Party is unable to pay outstanding liabilities that are due, or has applied for bankruptcy or been declared bankrupt, and the creditor has taken over the role of the designated trustee of the properties in transferring the properties or derogating the Party’s credit, the other Party may proceed with termination of this Agreement or suspension of its obligations under this Agreement without requiring notice.

Section 2: Any Party who violates or breaches any provision of this Agreement shall, upon written notice of breach from the other Party, cure the said breach within ten (10) days. If such breach has not been cured within the specified cure period, the aggrieved Party may terminate this Agreement immediately by written notice with immediate effect.

Section 3: Seller and Buyer’s respective rights and obligations to each provision under this Agreement shall end upon expiry of the period designated by the corresponding provisions. The termination or cancellation of this Agreement shall not affect the creditor’s right or any request for relevant compensation for damages prior to such termination or cancellation.

Article 16. Jurisdiction and Governing Law

The Parties agree to designate the Taipei District Court as the court of first instance having jurisdiction over any dispute arising in connection with this Agreement. This Agreement shall be construed and enforced in accordance with the law of the ROC.

Article 17. Amendment; Exhibits/Attachments

Any exhibits/attachments of this Agreement shall constitute part of the Agreement. Any amendments, modifications or alterations of the Agreement are only enforceable subject to the written consent of both Parties.

Article 18. Notices

Section 1: Any notices or communications between the Parties shall be in writing and shall be deemed properly delivered and received when delivered to the address or telephone number set forth beneath the name of such party below:

Seller: Hoshin GigaMedia Center Inc.	Buyer: Webs-TV Digital International Corp.
14F No.122 Tun-Hua North Road, Taipei	12F No. 100 Sec. 4 Shi-Ming Da Dow Taipei
(02)87515700 #302	(02)66368383
Contact Person: Zhi-Wei Huang	Contact Person: Ming-Yao Chen

Section 2: Any notice, having complied with the above requirement and having been delivered within a reasonable period of time, shall be deemed received by the other Party. Each Party shall promptly notify the other Party of any changes in that Party’s business address in accordance with the above requirement and to the addresses set forth above. The other Party may still use the address printed in this Agreement or the last known address to notify the Party of change, and such notification shall be deemed effective.

Article 19. Non-assignability of Rights

No Party shall be permitted to assign, pledge or otherwise dispose of, in whole or in part, any rights or delegate any obligations to others under this Agreement without the prior written consent of the other Party. In case of any violation, the other Party may, in addition to terminating this Agreement without further notice, claim for damages resulting therefrom.

Article 20. Others (Miscellaneous Items)

Section 1: All Article and Section headings contained in this Agreement shall not be deemed to have any substantive meaning or attributed any weight in the interpretation hereof.

Section 2: In the event that any provision or part of any provision of this Agreement is held to be unenforceable by competent judicial authorities, the enforceability of the remaining provisions and terms shall not be affected.

Section 3: No failure to exercise, in whole or in part, any right or privilege under this Agreement shall operate as a waiver of the exercise of any other right or privilege.

Article 21. Counterparts

This Agreement shall be executed in 2 counterparts, one counterpart to be kept by Seller and Buyer respectively.

The parties hereto have caused this Agreement to be executed and delivered as of the date set forth below.

Seller: Hoshin GigaMedia Center Inc.

14F No.122 Tun-Hua North Road, Taipei

Representative: Arthur MingShiang Wang

Buyer: Webs-TV Digital International Corp.

12F No. 100 Sec. 4 Shi-Ming Da Dow, Taipei

Representative: Kevin Cheng

Attachment 1: Gigigaga Internet Website (for the Internet address)

Domain Name	Expiration Date	Owner
gigigaga.com	2006/5/24	Hoshin GigaMedia Center Inc.
gigigaga.com.tw	2006/5/24	Hoshin GigaMedia Center Inc.
gigaav.com.tw	2006/5/17	Hoshin GigaMedia Center Inc.

Attachment 2: Transferred services in GiGiGaGa Internet Website

Service type	Item	URL
Basic service	G-paper	gpaper.gigigaga.com
	Giga Web storage	http://freeweb.gigigaga.com/
	Giga mail	http://mail.gigigaga.com/
	Giga photo album	http://photo.gigigaga.com/
	Giga Post	http://popo.gigigaga.com/
Multimedia	Giga Soap opera	vod.gigigaga.com
Entertainment	Wish	http://www.gigigaga.com/home/seventh_evening/
	Madload	madload.gigigaga.com
	Quiz	http://iq.gigigaga.com/oscar/index.htm
	SMS	http://sms.gigigaga.com/SMSLogin.asp

Attachment 3: GiGiGaGa mark and design

Item	URL	Logo
GiGiGaGa	http://www.gigigaga.com

Magic G playground	http://www.gigigaga.com/home/magic/default.asp

Shopping mall	http://shopping.gigigaga.com/

Software downloading	http://madloadcity.gigigaga.com/

SMS center	http://sms.gigigaga.com/SMSLogin.asp

Virus online scanning	http://housecall.gigigaga.com/

Wish	http://www.gigigaga.com/home/seventh_evening/

Co-brand shopping mall	ex: http://www.jpmon.com/jp/home.asp?src=giga

Playleg	http://playleg.gigaav.com.tw/page/index.asp

Attachment 4: Hardware and matching software equipment

	Item	Specification	Location
1	Gm-web01(Gmweb1)	CPU:PIII800*2 : RAM:128M*1+256M*1 : HD:18G*1	NOC3_14_A_SW1301

2	Gm-web02(Gmweb2)	CPU:PIII800*2 : RAM:128M*2+256M*1 : HD:18G*1	NOC3_15_B_M3B15U3—>65M6P23

3	Gm-web03(Gmweb3)	CPU:PIII800*2 : RAM:128M*1+256M*1 : HD:9G*1+18G*1	NOC3_14_B_SW1302

4	Gmweb4	CPU:PIII800*2 : RAM:128M*2+256M*1 : HD:9G*1+72G*1	NOC3_15_B_SW1512

5	Gm-web05(Gmweb5)	CPU:PIII800*2 : RAM:128M*2+256M*2 : HD:9G*1+18G*1	NOC3_15_B_M3B14U2—>65M6P20

6	Gm-web06(Gmweb6)	CPU:PIII800*2 : RAM:128M*2+256M*2 : HD:9G*1+18G*1	NOC3_15_B_M3B15U5—>65M6P21

7	Gmweb7	CPU:PIII800*2 : RAM:128M*2+256M*1 : HD:9G*1+72G*1	NOC3_14_A_SW1311

8	Gm-web08(Gmweb8)	CPU:PIII800*2 : RAM:128M*2+256M*2 : HD:9G*1+18G*1	NOC3_14_A_M3B15U6—>65M6P22

9	Gm-web09(Gmweb9)	CPU:PIII800*2 : RAM:128M*4 : HD:18G*1	NOC3_14_A_SW1307

10	Gm-web10(Gmweb10)	CPU:PIII800*2 : RAM:128M*1+256M*1 : HD:9G*1+18G*1	NOC3_17_A_SW1511

11	Gm-web11(Gmweb11)	CPU:PIII800*2 : RAM:128M*1+256M*1 : HD:18G*1	NOC3_14_B_SW1305

12	Gm-web12(Gmweb12)	CPU:PIII800*2 : RAM:128M*3 : HD:18G*1	NOC3_15_B_SW1517

13	Gm-web13(Gmweb13)	CPU:PIII800*2 : RAM:128M*3 : HD:18G*1	NOC3_14_A_SW1304

14	Gm-web15(Gmweb15)	CPU:PIII800*2 : RAM:128M*1+256M*1 : HD:18G*2( 9G*1)	NOC3_16_A_SW1501

15	Gm-web17(Gmweb19)	CPU:PIII550*2 : RAM:128M*2+256M*1 : HD:18G*1	NOC3_14_A_SW1306

16	Gm-web18(Gmweb20)	CPU:PIII550*2 : RAM:256M*2 : HD:18G*1	NOC3_15_B_SW1521

17	Gmweb21	CPU:PIII500*2 : RAM:128M*2+256M*1 : HD:9G*1+18G*1	NOC3_14_B_SW1308

18	Newweb1	CPU:PII450*2 : RAM:64M*2+128M*2 : HD:4G*1+9G*2+18G*2	NOC3_14_A_SW1312

19	Gmpublish	CPU:PIII550*1 : RAM:256M*2 : HD:10G*1+13G*1+24G*1	NOC3_18_A_SW1702

20	Gmpublish2	CPU:PIII450*2 : RAM:256M*2 : HD:18G*3<SCSI>	NOC3_18_B_SW1707

21	Gmpublish3(Gm-web14)	CPU:PIII800*2 : RAM:128M*1+256M*1 : HD:9G*1+36G*1	NOC3_15_A_SW1513

22	Gmad1	CPU:PIII450*2 : RAM:256M*2 : HD:9G*2<SCSI>	NOC3_19_A_SW1902

	Gmad2	CPU:PIII550*2 : RAM:256M*2 : HD:9G*2<SCSI>	NOC3_19_B_SW1901

23	Gmmail	CPU:PII450*1 : RAM:64M*2 : HD:4G*1	NOC3_19_A_SW1906

24	Contentsmtp2	CPU:PII450*1 : RAM:64M*3 : HD:12G*1	NOC3_19_B_SW1905

25	Gmgpsender	CPU:PII300*1 : RAM:32M*4+64M*6 : HD:4G*1+9G*1	NOC3_16_A_SW1508

26	Gmediting	CPU:PII400*1 : RAM:128M*2 : HD:13G*1	NOC3_18_A_SW1701

27	Gmediting2	CPU:PII450*1 : RAM:64M*2 : HD:4G*1	NOC3_58_X_SWXXXX

28	Gmavedit	CPU:PIII550*1 : RAM:256M*2 : HD:18G*2<SCSI>	NOC3_19_B_SW1903

29	Webregister	CPU:PIII800*2 : RAM:128M*1+256M*1 : HD:9G*1	NOC3_16_B_SW1503

30	Gmftp	CPU:PII400*2 : RAM:256M*1 : HD:13G*2	NOC3_17_B_SW1715

31	GmSavelog	CPU:PII400*1 : RAM:128M*2 : HD:13G*1+120G*1	NOC3_13_B_SW1316

32	Bfilecenter	CPU:PIII450*1 : RAM:256M*1 : HD:18G*5<SCSI>	NOC3_19_B_SW1904

33	Gm-backup01(Gmsuperpay)	CPU:PIII650*1 : RAM:256M*1 : HD:80G*2	NOC3_18_A_SW1708

34	Sqlinside	CPU:PIII450*2 : RAM:512M : HD:34G*2<SCSI>	NOC3_58_X_SWXXXX

35	Gmdownstorage	CPU:PII450*1 : RAM:256M*1 : HD:9G*1+18G*6	NOC3_17_A_SW1717

36	Personal Computer	CPU:PIII450*1 : RAM:128M*1 : HD:8.4G

37	Personal Computer	CPU:PIII500*1 : RAM:128M*1 : HD:8.5G

38	Personal Computer	CPU:PIII550*1 : RAM:128M*1 : HD:8.6G

39	Personal Computer	CPU:C-466*1 : RAM:128M*1 : HD:8.7G

40	Personal Computer	CPU:C-500*1 : RAM:128M*1 : HD:8.8G

Attachment 5: Services Entrusted to Seller to Manage

Service	Domain name	Note
Giga mail	Mail.gigigaga.com Mail.gigigaga.com.tw	username@gigigaga.com username@gigigaga.com.tw

Giga web storage	Freeweb.gigigaga.com Freeweb.gigigaga.com.tw

Giga photo album	Photo.gigigaga.com Photo.gigigaga.com.tw